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                        [COOPERS & LYBRAND LETTERHEAD]


                                                                  EXHIBIT 23(a)





                      CONSENT OF INDEPENDENT ACCOUNTANTS



        We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-11 of our report dated April 7, 1997 relating to the balance sheet of D&N Capital Corporation as of April 4, 1997 and our report dated January 22, 1997 on our audits of the consolidated financial statements of D&N Bank and Subsidiaries as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus and in Annex I to the Prospectus.


Coopers & Lybrand L.L.P.

Detroit, Michigan

July 15, 1997